Exhibit 10.1

TRANSITION & RELEASE AGREEMENT

This Transition and Release Agreement (“Agreement”) by and between Openwave Systems Inc. (the “Company”), and Donald Listwin (“Director”) is entered into on this day of July 13, 2005 (the “Effective Date”).

Factual Recitals

A. Director is currently serving as a member of the Board of Directors of the Company (“Board”). Director has decided to resign his position as a member of the Board;

B. The Company has previously granted certain stock options and entered into certain other agreements listed on Exhibit A hereto relating to Director’s prior service with the Company including his previous employment as the Company’s Chief Executive Officer (collectively, the “Pre-existing Agreements”). (Certain terms not defined in this Agreement but defined in an exhibit to this Agreement shall have the same meaning as they have in such exhibit.);

C. In consideration for Director’s commitments as set forth in this Agreement and in complete and full satisfaction of the Company’s financial obligations to Director, whether under the Pre-existing Agreements or otherwise, except as otherwise expressly set forth below, the parties have agreed to the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Director (collectively referred to as the “Parties”) hereby agree as follows:

A. Final and Exclusive Agreement. This Agreement supersedes any and all other agreements, plans, programs, policies, and arrangements relating to the terms of Director’s service with the Company. Notwithstanding the foregoing, the Indemnification Agreement and the Confidentiality Agreement shall remain in full force and effect according to their terms.

B. Acceleration of Certain Stock Options. The Company has previously granted to Director an option to acquire 21,929 shares of the Company’s common stock (grant number 011317) and an option to acquire 111,404 shares of the Company’s common stock (grant number 011318), which two option grants shall be referred to herein as the “Options”. In consideration for Director’s agreement to be available to serve as a business consultant to the Chief Executive Officer during the month of July 2005 for up to fifteen hours per week, and for Director’s entering into an effective and binding release of all claims (the “Release”) as set forth on Exhibit B to this Agreement, and so long as Director is in compliance with the requirements of this Agreement, on the Effective Date, Director shall become entitled to exercise (1) all unvested Options as well as (2) that portion of the Options that had already become vested and exercisable, but has not yet been exercised, as of the Effective Date (both portions of both Options shall be referred to herein as the “Vested Options”). Except as set forth herein, the Vested Options shall remain exercisable according to the terms of the option agreements under which the Options were granted. Customary payroll taxes and income tax withholding will be deducted from any payments arising from the Options, to the extent applicable.

C. Final Date of Service as a Director. Director hereby resigns his position as a member of the Board on the Effective Date (“Final Date of Service”). Director agrees to return all Company equipment, and all other Company property in his possession or control at or prior to the Final Date of Service. Director agrees that the Company has made all payment of compensation or benefits due to Director.

D. Competitive Activities; Confidentiality Agreement. As a member of the Board, Director acknowledges and agrees that he has acquired knowledge of sensitive, material and non-public information relating to product development road maps, marketing plans, competitive plans and pricing strategies, trade secrets, and other confidential information of the Company (the “Confidential Information”). Director acknowledges that the Confidential Information possessed by him could be disclosed or used to the material detriment of the Company. Director represents and warrants that all at times prior to the Effective Date he has been in full compliance with all of his obligations under the Confidentiality Agreement. Director understands that the terms of the Confidentiality Agreement, including the non-solicitation provisions thereof, shall continue in full force and effect following the Effective Date and the Final Date of Service, such that the Company shall continue to possess all remedies available to it, whether at law or in equity, in order to enforce Director’s compliance with such agreement.

E. No Pending or Future Lawsuits. Director represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other Released Party. Director also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other Released Party.

F. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement, Director’s service with the Company in any capacity, or the termination of Director’s service relationship for any reason, the Parties agree that all such disputes/claims will be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The Parties hereby irrevocably waive their respective rights to have any such disputes/claims tried by a jury, and the Parties hereby agree that such courts will have personal and subject matter jurisdiction over all such claims/disputes. Notwithstanding the foregoing, in the event of any such dispute/claim, the Parties may agree to mediate or arbitrate the dispute/claim on such terms and conditions as may be agreed to in writing by the Parties.

G. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

H. Severability. The Parties intend that the covenants, agreements, representations and warranties (collectively “Covenants”) contained in the provisions of this Agreement shall be deemed to be a series of separate Covenants. If, in any proceeding, a court or arbitrator shall refuse to enforce all of the separate Covenants deemed included in the provisions of this Agreement, then such unenforceable Covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate Covenants to be enforced in such proceeding. If any one or more of the Covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity, subject, or for any other reason, it will be construed by limiting it and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears in order to carry out the intent of the parties to the greatest possible extent. If any provision of this Agreement is for any reason not described in the preceding sentence held to be unenforceable, it will be construed and interpreted in such a fashion so as to be enforceable to the extent compatible with the applicable law as it then appears in order to carry out the intent of the parties to the greatest possible extent.

I. Miscellaneous. This Agreement, including the exhibits hereto, represents the entire agreement and understanding between the Company and Director concerning Director’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Director’s relationship with the Company and his compensation from the Company, with the exception of the Indemnification Agreement, Confidentiality Agreement and any agreements documenting the terms of an outstanding stock option granted to Director by the Company. This Agreement may only be amended in a writing signed by Director and an authorized officer of the Company. This Agreement shall be governed by the internal laws of the State of California. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

J. Voluntary Execution of Agreement. This Agreement is executed voluntarily by each party and without any duress or undue influence on the part of the other party or any third person, with the intent by each party to enjoy that party’s benefits and discharge that party’s obligations as set forth under this Agreement, and further, on the part of Director, with the full intent of releasing all Claims for himself and on behalf of Director’s Affiliates. The Parties acknowledge that (1) they have read this Agreement; (2) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (3) they understand the terms and consequences of this Agreement and of the releases it contains; and (4) they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Director:

Dated: July 13, 2005	/s/ Don Listwin
Donald Listwin

OPENWAVE SYSTEMS INC.

Dated: July 13, 2005	/s/ Gregory J. Wrenn
Gregory J. Wrenn
Vice President and General Counsel

Exhibit A

List of Pre-Existing Agreements

Notice of Stock Option Grant and Option Agreement granted on October 20, 2003 under the Company’s 1995 Stock Plan to acquire up to 21,929 shares of the Company’s common stock (grant number 011317);

Notice of Stock Option Grant and Option Agreement granted on October 20, 2003 under the Company’s 1995 Stock Plan to acquire up to 111,404 shares of the Company’s common stock (grant number 011318);

Indemnification Agreement by and between the Company and Executive dated effective September 7, 2000, (“Indemnification Agreement”);

Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) dated September 7, 2000 (“Confidentiality Agreement”).

Exhibit B

RELEASE

Further to the Transition and Release Agreement effective as of July 13, 2005 previously signed by me (“Agreement”), I, for my own part and on behalf of my spouse, heirs, beneficiaries, family members, executors, agents, attorneys, administrators, affiliates, successors and assigns (collectively, “Employee’s Affiliates”) hereby release, acquit and forever discharge Openwave Systems Inc., its parents and subsidiaries, and each of their present and former officers, directors, agents, servants, employees, attorneys, investors, stockholders, contractors, partners, members, administrators, divisions, predecessors, affiliates, insurers, agents, attorneys, fiduciaries, successors and assigns, including without limitation, Openwave Systems Europe Limited (collectively, “Company” or “Released Parties”), of and from any and all claims, suits, agreements, promises, disputes, controversies, contentions, differences, judgments, debts, dues, sums of money, accounts, reckonings, bonds, covenants, contracts, variances, trespasses, executions, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, speech or conduct at any time through and including my Final Date of Service (as defined in the Agreement) (collectively, the “Claims”), including but not limited to: all such Claims directly or indirectly arising out of or in any way connected with my service as a member of the Board of Directors of Openwave Systems Inc. (“Board”) or my prior employment with the Company or the transition or termination of that employment; Claims related to any form of compensation or benefits from the Company, including but not limited to any cash retainer, bonuses, meeting fees, stock, stock options, or any other ownership interests in the Company; or any other Claims against a Released Party of any type; including without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the General Corporation Law of the State of Delaware; the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); The Worker Adjustment and Retraining Notification Act; the Fair Labor Standards Act; the California Fair Employment and Housing Act, as amended; state or federal constitutional law; tort law; contract law; wrongful discharge; termination in violation of public policy; promissory estoppel; libel; slander; unfair business practices; invasion of privacy; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. This document shall be referred to as the “Release”.

In giving this Release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I, both for my own part and on behalf of Employee’s Affiliates, hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to this Release.

Donald Listwin, an individual

Dated: July 13, 2005	/s/ Don Listwin